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                                                                    EXHIBIT 12.2

                RATIO OF EBITDA (AS DEFINED) TO INTEREST EXPENSE

                         1996      1997      1998      1999      2000

EBITDA (as defined)   $17,213   $24,522   $43,547   $50,562   $54,011
Interest expense        4,510     3,463     3,175    22,722    28,563
                      -------   -------   -------   -------   -------

Ratio                     3.8       7.1      13.7       2.2       1.9
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